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                                                                    EXHIBIT 2.07

                   CERTAIN TERMS OF INTER-GROUP RELATIONSHIP

  1. The AT&T Common Stock Group, on the one hand, and the New Liberty Media Group, on the other hand, will have no obligations or responsibilities to one another to provide financial support, to offer corporate opportunities or otherwise to assist one another, except as set forth in any intercompany agreements between one or more members of the New Liberty Media Group and one or more members of the AT&T Common Stock Group (the "Intercompany Agreements"). As used herein, prior to the Effective Time, the term "AT&T Common Stock Group" shall be deemed to mean the TCI Group and the term "New Liberty Media Group" shall be deemed to mean the Liberty/Ventures Group. Without limiting the generality of the foregoing, neither the AT&T Common Stock Group nor the New Liberty Media Group will have any rights to any trade names, trademarks, service marks or other intellectual property rights of the other Group, except as expressly set forth in any Intercompany Agreement entered into in accordance with the terms of the Merger Agreement (including the schedules and exhibits thereto). Prior to the Effective Time, the New Liberty Media Group and the AT&T Common Stock Group will not enter into any Intercompany Agreement that is prohibited pursuant to the terms of the Merger Agreement.

  2. Neither the New Liberty Media Group nor the AT&T Common Stock Group will incur any debt or other obligation (including any preferred equity obligation) that has or purports to have recourse to any member, or to the assets of any member, of the other Group. Except for Intercompany Agreements, no member of the New Liberty Media Group or the AT&T Common Stock Group will enter into any agreement, or incur any other liability or obligation, that binds or purports to bind or impose any liabilities or obligation on any member of the other Group. AT&T will not create, authorize or issue any preferred stock of AT&T attributed to the New Liberty Media Group without the consent of the New Liberty Media Group.

  3. In addition to the foregoing, the New Liberty Media Group will not incur any debt (other than the refinancing of debt without any increase in the amount thereof) that would cause the total indebtedness of the New Liberty Media Group at any time to be in excess of 25% of the total market capitalization of the New Liberty Media Group Tracking Shares, if such excess debt would adversely affect the credit rating of AT&T (or with respect to any such excess debt incurred prior to the Effective Time, would adversely affect the credit rating of AT&T after giving effect to the Merger). Prior to incurring any debt such that its total debt would be in excess of such amount, the New Liberty Media Group will consult with AT&T and, if requested by AT&T, with one or more nationally recognized credit rating agencies, to determine if such debt would adversely affect the credit rating of AT&T.

  4. The New Liberty Media Group, on the one hand, and the AT&T Common Stock Group, on the other hand, will be responsible for all claims, obligations, liabilities and costs arising from such Group's operations and businesses, including without limitation, (a) all obligations to such Group's employees,
(b) all liabilities relating to actions taken by such Group's officers and employees, and (c) all liabilities relating to information publicly disclosed by such Group or information provided by such Group for inclusion in any such public disclosure, whether arising before, on or after the Closing Date. Without limiting the generality of the foregoing, the New Liberty Media Group will be responsible for any claims relating to (i) the transfer of assets between the New Liberty Media Group and the TCI Ventures Group, (ii) the exchange of TCI Ventures Tracking Shares for Liberty Media Tracking Shares (or, if applicable, the relative Liberty Media Exchange Ratios and TCI Ventures Exchange Ratios), and (iii) the amended and restated certificate of incorporation and bylaws of Liberty Media Corporation, the Liberty Media Group LLC and any agreements between the Liberty Media Group LLC and any member of the New Liberty Media Group. The TCI Group will be responsible for TCI's legal, financial advisory and accounting fees and printing expenses, in each case incurred in connection with the Merger Agreement and the Merger. Each of the New Liberty Media Group and the AT&T Common Stock Group will indemnify the other Group, and hold the other Group, harmless against all claims, liabilities, losses and expenses, including attorneys' fees, allocated to the indemnifying Group pursuant to the foregoing.


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  5. The AT&T Common Stock Group will not allocate general overhead expenses to the New Liberty Media Group except to the extent that the New Liberty Media Group receives specific services pursuant to services agreements or similar arrangements between the AT&T Common Stock Group and the New Liberty Media
Group and except for an allocable share of AT&T's annual audits. The AT&T
Common Stock Group and the New Liberty Media Group will cooperate with each other with respect to common functions such as tax reporting and financial reporting. The New Liberty Media Group will use the independent accountants used by the AT&T Common Stock Group.

  6. Liberty Media Corporation may issue additional shares of common stock and may authorize and issue shares of one or more series of preferred stock, in any such case only if, after giving effect to such issuance, Liberty Media Corporation would remain a Qualifying Subsidiary (as defined in the AT&T Charter Amendment). The proceeds of any issuance of New Liberty Media Group Tracking Shares shall be contributed to Liberty Media Corporation.

  7. Following the Effective Time, to the extent not already accomplished pursuant to Section 2.1(d) of the Merger Agreement, the New Liberty Media Group and the AT&T Common Stock Group will continue to make such transfers of assets and businesses, and assumptions of liabilities, if any, as may be necessary in order to cause the representations and warranties set forth in Section 5.17 of the Merger Agreement to be true and correct in all material respects.

  8. In the event that the holders of any Company Preferred Stock validly exercise appraisal rights under the DGCL, the New Liberty Media Group shall be entitled to control all matters relating to, and shall be responsible for, Series C-Liberty Media Group Preferred Stock and Series H Preferred Stock and the TCI Group shall be entitled to control all matters relating to, and shall be responsible for, Series C-TCI Group Preferred Stock and Series G Preferred Stock.

  9. In the event that AT&T redeems the outstanding New Liberty Media Group Tracking Shares pursuant to Section 5(a) of the AT&T Charter Amendment, (a) the provisions of the certificate of incorporation and by-laws or other organizational or constituent instruments of Liberty Media Corporation (or any other member of the New Liberty Media Group) will no longer contain any provisions relating to the election of directors (including without limitation provisions relating to the term and removal of directors) or relating to any other matter which could reasonably be expected to impair the ability of a third party to seek control of such entity that are more restrictive than any provision contained in the certificate of incorporation and by-laws of the Company as of the date hereof, (b) no "Triggering Event" (as defined in the Contribution Agreement) shall thereafter occur, and (c) in the event that a Triggering Event has occurred, the Liberty Media Group LLC will be automatically dissolved. The New Liberty Media Group will not permit any of the organizational or constituent instruments or agreements of any such entities to include any provision that would be inconsistent with the foregoing. The parties will enter into such agreements and other arrangements (or add provisions to constituent instruments) as is necessary to give effect to the foregoing.

  10. In the event of any redemption of any shares of New Liberty Media Group Tracking Shares in exchange for any shares of any class of capital stock of any subsidiary or subsidiaries of AT&T (each, a "Liberty Co"), including without limitation, any such redemption pursuant to Section 5(a) of the AT&T Charter Amendment, then prior to any such transaction, the New Liberty Media Group shall take such action as is necessary to cause each such Liberty Co to enter into an agreement providing that in the event that any holder of any of the convertible notes referred to in Note 9(c) of TCI's consolidated audited financial statements for the year ended December 31, 1997 (the "Convertible Notes"), convert all or part of such Convertible Notes, each such Liberty Co shall deliver any consideration required to be paid in respect of its capital stock in accordance with the terms of the Convertible Notes to the holders of the Convertible Notes upon conversion thereof. With reference to a redemption pursuant to paragraph 5(a) of the AT&T Charter Amendment, if there is any direct or indirect tax liability to AT&T or any other obligor of the Convertible Notes arising from the performance by any such Liberty Co of its obligations in connection with the preceding sentence and this sentence, such tax liability will be borne 40% by the New Liberty Media Group and 60% by AT&T.


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  11. The New Liberty Media Group will have the sole and exclusive and irrevocable power to direct the disposition of the Sprint PCS Investment, and following any such disposition, shall have the sole rights to direct the application of the proceeds of such disposition; provided that the rights of the New Liberty Media Group under this paragraph will be subject to any obligations incurred pursuant to Section 7.5(b) of the Merger Agreement, and the New Liberty Media Group shall assume all of TCI's obligations thereunder and under any commitments, undertakings or arrangements made by TCI pursuant thereto.

  12. Parent will prepare and include in its filing with the Securities and Exchange Commission under the Exchange Act combined financial statements of the New Liberty Media Group (for so long as the New Liberty Media Group Tracking Shares are outstanding). The combined financial statements of the New Liberty Media Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed to the New Liberty Media Group, and in the case of annual financial statements shall be audited.

  13. AT&T will not, and will not permit any member of the AT&T Common Stock Group to, directly or indirectly, (a) sell, transfer, dispose of or otherwise convey (whether by merger, consolidation, sale or contribution of assets or stock, or otherwise, (b) issue any indebtedness secured by or pledge or grant a lien, security interest or other encumbrance on, or (c) create any derivative instrument whose value is based on, any equity interest, direct or indirect, of AT&T in Liberty Media Corporation or the Liberty Media Group LLC; provided, however, that the foregoing shall not apply to (i) any of the foregoing approved (x) by a majority of the members of the Board of Directors of Liberty Media Corporation prior to the occurrence of a Triggering Event (as defined in the Contribution Agreement) or (y) by Liberty Management LLC, after the occurrence of a Triggering Event, (ii) any issuance or sale by AT&T of any of its own securities (other than indebtedness secured by any equity interest, direct or indirect, of AT&T in Liberty Media Corporation or the Liberty Media Group LLC and other than any derivative instrument whose value is based on any equity interest direct or indirect of AT&T in Liberty Media Corporation or the Liberty Media Group LLC), or (iii) any merger, consolidation, exchange of shares or other business combination transaction involving AT&T in which AT&T (or its successors) continues immediately following such transaction to hold the same interest in the business, assets and liabilities comprising the New Liberty Media Group that it held immediately prior to such transaction (other than as a result of any action by Liberty Media Corporation or any other Person included in the New Liberty Media Group).


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